Exhibit 99.1

PhotoMedex Announces the Return of the no!no! Brand to Japan via Synergy Trading Corporation

Leading consumer products marketer to re-launch the no!no! line of hair-removal products to retail and direct-to-consumer channels across Japan

HORSHAM, Pa.--(BUSINESS WIRE)--April 7, 2015--PhotoMedex, Inc. (NASDAQ and TASE:PHMD) announces the signing of an exclusive distribution agreement by its Radiancy Inc. subsidiary with Synergy Trading Corporation for certain no!no!™ products in Japan. Synergy Trading Corporation, based in Osaka, has been a leading Japanese importer of consumer products for more than a decade, managing multinational brands from the U.S. and Europe.

This agreement includes Radiancy’s no!no! 8800 and no!no! PRO. In addition, Synergy will launch two new no!no! models during 2016 and has a right of first refusal to market additional Radiancy consumer products. The agreement runs through December 31, 2016 and is renewable thereafter. Synergy placed an initial stocking order of $1.2 million for immediate shipment.

Synergy is best known for bringing SodaStream to Japanese consumers. Among the many other well-known international consumer brands Synergy markets in Japan are Mercedes-Benz bicycles, Rollie® Eggmaster, Flex Seal and Flex Shot. The company has 50 employees and annual revenues of approximately $60 million.

“Synergy Trading Corporation, with its proven marketing capabilities and a strong track record with global brands, is an ideal choice for no!no! in Japan,” commented Dr. Dolev Rafaeli, Chief Executive Officer of PhotoMedex. “Synergy’s President and CEO, Mr. Toshihiro Haranaka, has built a powerhouse marketer in only 15 years. Their reach includes more than 6,000 retail sites including all the leading department stores, specialty electronics stores and general merchandisers throughout Japan. In addition, Synergy’s print, television, radio and web-based advertising and its established call center will support the return of no!no! to a country that historically accounted for a significant portion of our consumer sales.”

“no!no! Hair is held in high regard by consumers in Japan and we are confident in the brand’s strength to regain its leading position in the Japanese market,” said Mr. Haranaka. “We are honored that PhotoMedex and its Radiancy subsidiary have placed their confidence in Synergy’s capabilities. Our company’s trademark four-leaf clover demonstrates the four S’s upon which we were founded, namely Sincerity, Speed, Something new and Success. We are confident our commitment to each of these will benefit the no!no! brand across Japan when we begin sales and marketing activities.”

no!no! Hair was launched in 2007 and revolutionized hair removal by answering the ever-growing demand for professional, pain-free hair removal that can be performed in the comfort and convenience of the home. The device offers a solution to unwanted hair of all types and skin colors by instantly removing hair with no pain, no mess and no chemicals. Based on the patented and exclusive Thermicon ™ technology, no!no! uses heat to remove hair and get weeks of lasting results, making it universally safe and effective for everyone.

To date more than 6 million no!no! Hair devices have been sold worldwide, including more than 1.3 million sold in Japan since the product was launched there in 2008. In 2012 GfK Japan found that no!no! Hair was the leading women’s hair-removal device in Japan, accounting for 53% of all retail sales during the six months ended March 31, 2012.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its merger with Radiancy Inc., PhotoMedex added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements relating to the Company’s future plans, strategies, potential sales and earnings growth, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations, product development, product extension, product marketing, any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. These forward-looking statements which are subject to certain risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this press release speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com
or
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR